Exhibit 99.1

                   HOME FEDERAL BANCORP ANNOUNCES 2005 RESULTS
                   -------------------------------------------

    COLUMBUS, Ind., Jan. 24 /PRNewswire-FirstCall/ -- Home Federal Bancorp (the "Company") (Nasdaq: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,692,000 or $0.43 diluted earnings per common share, for the quarter. This compared to earnings of $1,526,000, or $0.37 diluted earnings per common share, a year earlier. Year-to-date net income was $6,102,000 or $1.53 diluted earnings per common share, compared to $5,163,000, or $1.21 diluted earnings per common share, a year earlier. Sequential quarterly earnings increased 5% for the quarter compared to the prior quarter. The sequential quarterly earnings growth during the year has been driven by improved net interest margin and increased deposit service charges compared to the prior periods. Retail deposits increased $6.0 million during the quarter and $58.1 million year to date representing a 10% increase compared to the 2004 year end balance. Chairman and CEO John Keach, Jr. stated "We are pleased with earnings growth of 18% and earnings per share growth of 26% for the year. I want to say thank you to our tremendous staff for their extraordinary sales and service efforts during 2005 -- we could not have achieved these results without a strong contribution from everyone at HomeFederal." Executive Vice President and CFO Mark Gorski added "Our retail deposit growth of 10% and the return of our credit quality ratios to historical levels were two big keys to our success in 2005."

    Net Interest Income

    Net interest income increased $143,000 or 2% to $6,305,000 for the quarter. Year-to-date net interest income increased $1,572,000 or 7% to $25,159,000. Net interest margin improved 16 basis points for the quarter and 22 basis points year to date as yields on interest earning assets have increased 32 basis points for the year while yields on interest bearing liabilities have increased 10 basis points for the year. Retail deposits have increased $58.1 million for the year and these balances have been used to pay down higher priced wholesale funding. The shift in funding sources during the year has aided in slowing the increase in the rate paid on interest bearing liabilities.

    Asset Quality

    Provision for loan losses was $219,000 for the three months ended
December 31, 2005 as compared to a provision credit of $398,000 for the three months ended December 31, 2004, an increase of $617,000. Year to date provision for loan losses decreased $962,000 to $808,000. The increase in the provision for loan losses in 2004 was related to two large commercial loans that were classified as non-performing during the third quarter of 2004. Non-performing assets to total assets decreased to 0.54% at December 31, 2005 from 1.71% at December 31, 2004. Non-performing loans to total gross loans decreased to 0.70% at December 31, 2005 from 2.01% at December 31, 2004. As discussed in the previous quarterly release, the final disposition of assets related to two large commercial loans which were classified as non-performing in 2004 occurred in the second quarter of 2005. Specific reserves previously established on these loans were adequate to cover the charge offs and there was no significant impact of these loans on the provision for loan losses during 2005. Non-performing assets have decreased $10.2 million to $4.6 million at December 31, 2005 as compared to $14.9 million at December 31, 2004.

    The ratio of the allowance for loan losses to total loans was 1.09% at December 31, 2005. In addition, the allowance for loan losses to non-performing loans is 156%. The current non-performing asset ratios as of December 31, 2005 are more indicative of the historical quality of the loan portfolio.

    Other Income

    Other income increased $405,000 or 17% to $2,723,000 for the quarter. Year to date other income increased $613,000 or 6% to $10,296,000. The increase in other income was due primarily to increases in deposit service fee income and investment brokerage income. Total deposit fee income increased $112,000 or 14% for the quarter and $486,000 or 16% year to date due primarily to the increased number of deposit accounts. Brokerage fee income increased $123,000 or 29% for the quarter and $311,000 or 17% year to date due to increased production in established markets along with brokerage production for a book of business acquired in the Greenwood market during the fourth quarter.

    In addition, fee income associated with mortgage banking activities has fluctuated significantly as compared to the prior year. Gain on sale of loans decreased $203,000 for the quarter and decreased $1,112,000 year to date. This decrease is primarily due to significantly lower levels of mortgage originations in 2005 compared to 2004. Origination levels in early 2004 were inflated by higher levels of refinance activity. Loan servicing income increased $280,000 for the quarter and $700,000 year to date. The fluctuation in loan servicing income for the periods presented was due primarily to the timing and fluctuation in the impairment charge/recovery. The originated mortgage servicing rights asset is reviewed for impairment each quarter. The impairment charge is the recognition of the change in value of mortgage servicing rights that results from changes in interest rates and loan prepayment speeds. During the quarter, the impairment recovery was $189,000 compared to $15,000 in the prior year for an increase in pre-tax income of $174,000. For the year, the impairment recovery was $549,000 compared to $95,000 in the prior year for an increase in pre-tax income of $454,000.

    Other Expenses

    Other expenses decreased $137,000 or 2% to $6,361,000 for the quarter. Year-to-date other expenses increased $1,783,000 or 7% to $25,576,000. Compensation expense increased $107,000 or 3% for the quarter and $1,083,000 or 8% year to date due primarily to personnel cost associated with staffing of new branch office locations on the south side of Indianapolis, increased cost of employee benefits and reductions in expense deferrals related to loan origination activities due to a decrease in residential mortgage volume. Marketing expense increased $17,000 for the quarter and $392,000 year to date due primarily to additional amounts spent to promote new branch offices on the south side of Indianapolis and to promote the totally free checking product. Miscellaneous expenses decreased $427,000 or 27% for the quarter and $298,000 or 6% year to date. Professional fees were incurred during the fourth quarter of 2004 to assist in the implementation, documentation and testing related to compliance with requirements of Sarbanes Oxley legislation.

    Balance Sheet

    Total assets were $850.7 million as of December 31, 2005, a decrease of $17.6 million from December 31, 2004. Total loans decreased $20.9 million due to a $29.2 million decrease in commercial and residential mortgage loans partially offset by a $7.5 million increase in home equity loans.

    Total retail deposits increased $58.1 million or 10% compared to balances at December 31, 2004. The increase in retail deposits is comprised of a $6.1 million increase in non interest bearing checking accounts, a $21.5 million increase in interest bearing transaction accounts and a $30.5 million increase in consumer certificates of deposit. The increase in consumer deposits has been used to pay down higher cost wholesale deposits and Federal Home Loan Bank advances, which have declined $40.5 million and $38.8 million respectively during the year. The shift in interest bearing liabilities is important to the improvement of the net interest margin. As customer preferences for deposits shift back toward interest bearing transaction accounts, the Company will pursue additional retail deposits by continuing to offer promotional rates which are higher than current retail deposit costs, but still below alternative funding sources in an effort to positively impact net interest margin.

    As of December 31, 2005, shareholders' equity was $73.0 million. The return on average assets for the quarter was 0.80% annualized while the return on average equity was 9.28%.

    Stock Repurchase Programs

    In July 2005, the Board of Directors approved the ninth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 193,000 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares has the potential to increase long term shareholder value by positively impacting earnings per share and return on equity. The Company repurchased 61,000 shares under this plan during the fourth quarter of 2005.

    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

                              HOME FEDERAL BANCORP
                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)
                                  (unaudited)

                                                       December 31,    December 31,
                                                           2005            2004
                                                       ------------    ------------
Assets:
Cash                                                   $     30,642    $     24,729
Interest-bearing deposits                                    23,094          27,591
                                                       ------------    ------------
 Total cash and cash equivalents                             53,736          52,320
                                                       ------------    ------------

Securities available for sale at
 fair value (amortized cost $126,146
 and $125,086)                                              123,351         124,790
Securities held to maturity
 (fair value $1,793 and $1,801)                               1,806           1,779
Loans held for sale (fair value $4,859
 and $2,653)                                                  4,795           2,617
Loans receivable, net of allowance
 for loan losses of $6,753 and $7,864                       608,556         629,490
Investments in joint ventures                                 2,486           3,550
Federal Home Loan Bank stock                                  9,965           9,965
Accrued interest receivable, net                              3,942           3,700
Premises and equipment, net                                  17,781          15,855
Real estate owned                                               271           2,019
Prepaid expenses and other assets                             9,351           8,909
Cash surrender value of life insurance                       12,919          11,818
Goodwill                                                      1,695           1,395
                                                       ------------    ------------
TOTAL ASSETS                                           $    850,654    $    868,207
                                                       ============    ============

Liabilities and Shareholders' Equity:
Deposits                                               $    657,339    $    640,181
Advances from Federal Home Loan Bank                         86,633         125,446
Senior debt                                                  14,242          14,242
Other borrowings                                                166             211
Advance payments by borrowers for
 taxes and insurance                                            121              48
Accrued expenses and other liabilities                       19,115          10,715
                                                       ------------    ------------
 Total liabilities                                          777,616         790,843
                                                       ------------    ------------

Shareholders' equity:
 No par preferred stock; Authorized: 2,000,000
  shares
 Issued and outstanding: None
 No par common stock; Authorized: 15,000,000
  shares
 Issued and outstanding: 3,815,657
  and 4,027,991                                              15,152          13,514

 Retained earnings, restricted                               59,723          64,138
Accumulated other comprehensive income,
 net of taxes                                                (1,837)           (288)
                                                       ------------    ------------

 Total shareholders' equity                                  73,038          77,364
                                                       ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $    850,654    $    868,207
                                                       ============    ============

                              HOME FEDERAL BANCORP
                       CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands except per share data)
                                  (unaudited)

                                     Three Months Ended             Twelve Months Ended
                                        December 31,                   December 31,
                                 ---------------------------    ---------------------------
                                     2005           2004            2005           2004
                                 ------------   ------------    ------------   ------------
Interest income:
 Loans receivable                $     10,212   $      9,690    $     39,610   $     38,372
 Securities available
  for sale and held
  to maturity                           1,182          1,053           4,652          4,109
 Other interest income                    163            113             714            265
                                 ------------   ------------    ------------   ------------
Total interest income                  11,557         10,856          44,976         42,746
                                 ------------   ------------    ------------   ------------

Interest expense:
 Deposits                               3,838          2,839          13,265         10,832
 Advances from Federal
  Home Loan Bank                        1,192          1,683           5,743          7,627
Other borrowings                          222            172             809            700
                                 ------------   ------------    ------------   ------------
Total interest expense                  5,252          4,694          19,817         19,159
                                 ------------   ------------    ------------   ------------

Net interest income                     6,305          6,162          25,159         23,587
Provision for loan losses                 219           (398)            808          1,770
                                 ------------   ------------    ------------   ------------
Net interest income
 after provision for
 loan losses                            6,086          6,560          24,351         21,817
                                 ------------   ------------    ------------   ------------

Other income:
 Gain on sale of loans                    391            594           1,539          2,651
 Income from joint
  ventures                                 88             44             443            172
 Insurance, annuity income,
  other fees                              551            428           2,134          1,823
 Service fees on deposit
  accounts                                902            790           3,436          2,950
 Net gain (loss) on real
  estate owned and
  repossessed assets                       25            (12)            123            211
 Loan servicing income,
  net of impairments                      443            163           1,354            654
 Miscellaneous                            323            311           1,267          1,222
                                 ------------   ------------    ------------   ------------
Total other income                      2,723          2,318          10,296          9,683
                                 ------------   ------------    ------------   ------------

Other expenses:
 Compensation and employee
  benefits                              3,700          3,593          14,502         13,419
 Occupancy and equipment                  963            811           3,679          3,166
 Service bureau expense                   274            258           1,103          1,008
 Federal insurance premium                 21             23              88             90
 Marketing                                234            217           1,110            718
 Miscellaneous                          1,169          1,596           5,094          5,392
                                 ------------   ------------    ------------   ------------
Total other expenses                    6,361          6,498          25,576         23,793
                                 ------------   ------------    ------------   ------------

Income before income
 taxes                                  2,448          2,380           9,071          7,707
Income tax provision                      756            854           2,969          2,544
                                 ------------   ------------    ------------   ------------
Net Income                       $      1,692   $      1,526    $      6,102   $      5,163
                                 ============   ============    ============   ============

Basic earnings per
 common share                    $       0.44   $       0.38    $       1.57   $       1.25
Diluted earnings per
 common share                    $       0.43   $       0.37    $       1.53   $       1.21
Basic weighted average
 number of shares                   3,813,493      4,027,695       3,897,501      4,117,085
Dilutive weighted
 average number of
 shares                             3,901,628      4,138,062       3,993,055      4,263,123
Dividends per share              $      0.188   $      0.188    $      0.750   $      0.750

Supplemental Data:
(unaudited)

                                     Three Months Ended                Year to Date
                                        December 31,                   December 31,
                                 ---------------------------    ---------------------------
                                     2005           2004            2005           2004
                                 ------------   ------------    ------------   ------------
Weighted average interest rate
 earned on total interest-
 earning assets                          6.01%          5.50%           5.76%          5.44%
Weighted average cost of total
 interest-bearing liabilities            2.76%          2.38%           2.57%          2.47%
Interest rate spread during
 period                                  3.25%          3.12%           3.19%          2.97%

Net yield on interest-earning
 assets (net interest income
  divided by average
  interest-earning assets on
  annualized basis)                      3.28%          3.12%           3.22%          3.00%
Total interest income divided by
 average total assets (on
 annualized basis)                       5.47%          4.98%           5.24%          4.94%
Total interest expense divided by
 average total assets (on
 annualized basis)                       2.46%          2.14%           2.31%          2.21%
Net interest income divided by
 average total assets (on
 annualized basis)                       2.98%          2.83%           2.93%          2.72%

Return on assets (net income
 divided by average total assets
 on annualized basis)                    0.80%          0.70%           0.71%          0.60%
Return on equity (net income
 divided by average total equity
 on annualized basis)                    9.28%          7.92%           8.19%          6.50%

                                                               December 31,
                                                       ----------------------------
                                                           2005            2004
                                                       ------------    ------------
Book value per share outstanding                       $      19.14    $      19.21

Nonperforming Assets:
  Loans:  Non-accrual                                  $      3,070    $      9,535
    Past due 90 days or more                                    456             168
    Restructured                                                809           3,141
                                                       ------------    ------------
  Total nonperforming loans                                   4,335          12,844
  Real estate owned, net                                        266           2,009
  Other repossessed assets, net                                   5              10
                                                       ------------    ------------
  Total Nonperforming Assets                           $      4,606    $     14,863

Nonperforming assets divided by total assets                   0.54%           1.71%
Nonperforming loans divided by total loans                     0.70%           2.01%

Balance in Allowance for Loan Losses                   $      6,753    $      7,864

SOURCE  Home Federal Bancorp
    -0-                             01/24/2006
    /CONTACT: John K. Keach, Jr., Chairman, Chief Executive Officer, +1-812-373-7816, or Mark T. Gorski, Executive Vice President, Chief Financial Officer, +1-812-373-7379, both of Home Federal Bancorp/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.homf.com /